Exhibit 10.1

Amendment to the Brunswick Corporation 2003 Stock Incentive Plan

Purpose	To promote Brunswick’s long-term financial interests and growth.
Stock-Settled Stock Appreciation Right
The right to receive a payment in Brunswick stock equal to the excess of the stock's market value at exercise over the exercise prices as established on the date of grant attributable to the number of underlying Stock-Settled Stock Appreciation Rights granted.

By exercising Stock-Settled SARs, you agree to the terms and conditions of the grant.

Exercise Price	$ Closing price as reported for the New York Stock Exchange – Composite Transactions on date of grant.
Vesting
Stock-Settled SARs vest and become exercisable the earlier of:
▪ One-fourth of the SARs granted on each of the first, second, third, and fourth anniversaries following grant, so long as employment by Brunswick or its designated affiliates continues on each such anniversary date, or if separation of service occurs after age and years of service equal 70 or more and age is 62 or more  (other than for cause);
▪ In the case of a separation from service (other than for cause) after the date at which age and years of service equal 70 or more and age is 62 or more, vesting will continue on the normal vesting schedule described above;
▪ Termination due to death or disability; or,
▪ A Change in Control (as defined in the Plan).

Grant Term
Vested stock-settled SARs will remain exercisable as follows:
▪ Last day of employment if involuntarily terminated for cause (willful misconduct in the performance of duties), or
▪ Based on eligibility as of the last day employed, the more generous of the following:
• 30 days after voluntary termination;
• One year after involuntary termination without cause (for example, reductions-in-force or reorganization), or if your employer ceases to be a subsidiary of Brunswick, unless the Committee provides otherwise;
• Two years after termination following a Change in Control (as defined in the Plan); or
• Five years after termination due to death or permanent disability (as defined below),
• Five years after termination of service provided participant has attained age and years of service equal 70 or more and age is 62 or more (other than a for cause termination), (the rule of 70 does not apply for grants made to residents of the European Union).
▪ But, in no event later than ten years from date of grant.

Exercise Settlement-Payment / Tax Withholding
On exercise, the number of shares of Brunswick stock delivered will be determined as follows:

▪ The difference between the closing market price on date of exercise and the exercise price will be determined.
▪ This difference will be multiplied by the number of SARs being exercised to determine the total dollar gain.
▪ The total dollar gain will be divided by the closing market price on date of exercise.

Should a participant elect to have the required tax withholding satisfied by delivery of shares, then the ultimate stock delivered will be reduced by an amount necessary to accommodate the required tax withholding.

Tax withholding liability (to meet required FICA, federal, state, and local withholding) can be paid in any combination of the following:

▪ Reduction in shares delivered to accommodate the required minimum tax withholding, or by
▪ Cash or check

Additional Terms and Conditions
Grants are subject to the terms of the Plan.  To the extent any provision herein conflicts with the Plan, the Plan shall govern.  The Human Resources and Compensation Committee of the Board administers the Plan.  The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate.  Committee determinations are binding.

Permanent disability means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

The Plan may be amended, suspended or terminated at any time.  The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment.  Employment is at-will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.